                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              CARTER-WALLACE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              CARTER-WALLACE, INC.
             1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 18, 1995

                            ------------------------

     The Annual Meeting of Stockholders of Carter-Wallace, Inc. will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, July 18, 1995, at 1:00 P.M., Eastern Daylight Time, for the following purposes:

          1. To elect directors.

          2. To consider and take action upon the ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors for the Company for the current fiscal year.

          3. To consider and take action upon a proposal made by a stockholder relating to certain attributes of individuals to be directors of the Company.

          4. To transact any other business which may properly come before the meeting.

     Only holders of record of Common Stock and Class B Common Stock at the close of business on June 1, 1995 will be entitled to vote at the meeting.

     To assure your representation at the meeting, please date, sign and mail promptly the accompanying proxy, for which a postpaid return envelope is provided. Please return the proxy in a timely fashion to save the Company the expense of an additional mailing of the proxy materials.

                                                       RALPH LEVINE
                                                          Secretary

New York, New York
June 19, 1995

                              CARTER-WALLACE, INC.
             1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105
                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 18, 1995
                               ------------------
                                PROXY STATEMENT
                               ------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Carter-Wallace, Inc. (the "Company") of proxies for use at the Company's 1995 Annual Meeting of Stockholders (the "Meeting") to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, July 18, 1995 at 1:00 P.M., Eastern Daylight Time and at any adjournment or adjournments thereof. The date of mailing of this Proxy Statement and the accompanying proxy is on or about June 21, 1995.

     At the Meeting, all shares represented by a properly executed proxy in the accompanying form (which has not been revoked) will be voted, and, where instructions are specified, will be voted in accordance with such specifications. Where instructions are not specified, the shares represented by such proxy will be voted (a) FOR the election of each of the nominees for director named in this Proxy Statement, (b) FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company, and (c) AGAINST the stockholder proposal relating to certain attributes of individuals to be directors of the Company. If any nominee for election as a director should be unable to serve, which is not presently anticipated, proxies will be voted for a nominee designated by the Board of Directors. In addition, proxies will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the Meeting.

     Any proxy may be revoked by a stockholder by a written communication to the Secretary of the Company delivered prior to or at the Meeting, to the extent the proxy has not theretofore been voted. Sending in a signed proxy will not affect a stockholder's right to attend the Meeting and to vote in person.

                                 VOTING RIGHTS

     On each matter submitted to a vote at the Meeting, (i) each holder of Common Stock, par value $1.00 per share, of the Company ("Common Stock") is entitled to one (1) vote for each such share registered in his name at the close of business on June 1, 1995, the record date stated in the Notice of Annual Meeting of Stockholders (the "Record Date"), and (ii) each holder of Class B Common Stock, par value $1.00 per share, of the Company ("Class B Common Stock") is entitled to ten (10) votes for each such share registered in his name at the close of business on the Record Date. As of the Record Date, the Company had 33,600,414 shares of Common Stock outstanding and entitled to vote and 12,512,858 shares of Class B Common Stock outstanding and entitled to vote. On all actions to be taken at the Meeting, holders of Common Stock and holders of Class B Common Stock vote together as a single class. On the Record Date, officers and directors of the Company and members of their immediate families beneficially owned an aggregate of 11,945,476 shares of Common Stock, representing 35.55% of the outstanding shares of Common Stock and an aggregate of 11,802,135 shares of Class B Common Stock, representing 94.32% of the outstanding shares of Class B Common Stock; such holdings represent 81.88%, in the aggregate, of the voting power of shares entitled to vote at the Meeting. See "PRINCIPAL STOCKHOLDERS."

                             PRINCIPAL STOCKHOLDERS

     As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this Proxy Statement, a person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date through the exercise of an option or similar right or otherwise and of any security held in the name of such person's spouse or minor children.

     As of the Record Date, the only persons known to the Company who beneficially owned more than 5% of either the outstanding shares of Common Stock or the outstanding shares of Class B Common Stock were Scudder, Stevens & Clark, Inc., 345 Park Avenue, New York, New York 10158; State of Wisconsin Investment Board, P.O. Box 7842, Madison, Wisconsin 53707, and The CPI Development Corporation, 229 South State Street, Dover, Delaware 19901 ("CPI") and its directors and stockholders. CPI is a personal holding company, the assets of which consist of 11,754,000 shares of Common Stock, which represent 34.98% of the outstanding shares of Common Stock, and 11,754,000 shares of Class B Common Stock, which represent 93.94% of the outstanding shares of Class B Common Stock. The directors of CPI are Henry H. Hoyt, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company, Scott C. Hoyt, Vice President, New Products, Carter Products Division of the Company and Suzanne H. Garcia. Henry
H. Hoyt, Jr., Scott C. Hoyt and Suzanne H. Garcia are the beneficial owners of substantially all the outstanding voting securities of CPI. Certain information as to such stockholders and the number of shares of Common Stock and of Class B Common Stock beneficially owned by all officers and directors of the Company as a group as of the Record Date is set forth on the following page.

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                             ---------------------------------------------------
                                                                          CLASS B
                                                COMMON       PERCENT      COMMON       PERCENT
              NAME AND ADDRESS                   STOCK     OF CLASS(1)     STOCK     OF CLASS(1)
 ------------------------------------------- ------------- ----------- ------------- -----------
 THE CPI DEVELOPMENT
 CORPORATION                                 11,754,000      34.98%    11,754,000      93.94%
 229 South State Street
 Dover, Delaware 19901(5)
 HENRY H. HOYT, JR.                          11,806,509      35.38%    11,785,560      94.19%
 1345 Avenue of the Americas                    (2)(3)                    (2)(3)
 New York, New York 10105(5)
 SCOTT C. HOYT                               11,754,324(2)   34.98%    11,754,000(2)   93.94%
 1345 Avenue of the Americas
 New York, New York 10105(5)
 SUZANNE H. GARCIA                           11,776,500      35.05%    11,776,500      94.12%
 P.O. Box 5040                                  (2)(3)                    (2)(3)
 Santa Fe, New Mexico 87502(5)
 SCUDDER, STEVENS &
 CLARK, INC.                                  2,092,000       6.23%         --           --
 345 Park Avenue
 New York, New York 10158(5)
 STATE OF WISCONSIN
 INVESTMENT BOARD                             2,540,000       7.56%         --           --
 P.O. Box 7842
 Madison, Wisconsin 53707(5)
 All officers and directors of the Company   11,945,476      35.55%    11,802,135(3)   94.32%
 as a  group (21 persons)                       (3)(4)

- ---------------
     (1) Computed on the basis of 33,600,414 shares of Common Stock and 12,512,858 shares of Class B Common Stock, as the case may be, outstanding on the Record Date.

     (2) Includes the number of shares of Common Stock and of Class B Common Stock, as the case may be, owned of record by CPI and as to which Henry H. Hoyt, Jr., Scott C. Hoyt and Suzanne H. Garcia are deemed beneficial owners by virtue of their relationships with CPI. Henry H. Hoyt, Jr., Scott C. Hoyt and Suzanne
H. Garcia disclaim beneficial ownership of such shares.

     (3) Includes an additional 132,509 and 22,500 shares of Common Stock and 31,560 and 22,500 shares of Class B Common Stock which are beneficially owned by Henry H. Hoyt, Jr., and Suzanne H. Garcia, respectively. In no case do these additional shares constitute more than 1/2 of 1% of the shares of Common Stock or Class B Common Stock, as the case may be, outstanding and they do not change the approximate percentage of ownership reflected in the table. Henry H. Hoyt, Jr. disclaims beneficial ownership of 9,000 of these additional shares of Common Stock and 9,000 of these additional shares of Class B Common Stock that are held in testamentary trusts of which he is a trustee and/or remainderman. Suzanne H. Garcia disclaims beneficial ownership of 9,000 of these additional shares of Common Stock and 9,000 of these additional shares of Class B Common Stock.

     (4) Does not include 317,758 shares of Common Stock issuable to certain officers at a future date pursuant to the Company's Restricted Stock Award Plan.

     (5) Based solely on a review of the reports of ownership and changes in their ownership filed with the Securities and Exchange Commission and the New York Stock Exchange and representations furnished to the Company during the last fiscal year by officers, directors and more than 5% beneficial owners of a registered class of the Company's equity securities, the Company believes that each of these persons is in compliance with all applicable filing requirements.

                             ELECTION OF DIRECTORS

     Eight directors will be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected. Shares represented by proxies solicited by the Board of Directors will, unless otherwise specified thereon, be voted for the election of the nominees named below, each of whom is presently a director. All nominees for director were elected at the last annual meeting of stockholders.

                                                           COMMON STOCK               CLASS B COMMON STOCK
                                                    --------------------------     --------------------------
                                                    SHARES OWNED                   SHARES OWNED
       NAME, AGE, PRINCIPAL          SERVED AS      BENEFICIALLY      PERCENT      BENEFICIALLY      PERCENT
       OCCUPATION AND OTHER          A DIRECTOR     ON THE RECORD        OF        ON THE RECORD        OF
            INFORMATION                SINCE            DATE          CLASS(1)         DATE          CLASS(1)
- -----------------------------------  ----------     -------------     --------     -------------     --------
DANIEL J. BLACK; 63;
   President and Chief Operating
   Officer of the Company since
   prior to June 1990(2)...........     1975               2,775          (7)             2,775          .02%

DAVID M. BALDWIN; 66;
   Chairman of the Board, David M.
   Baldwin Realty Co., Inc. since
   February 28, 1994; President,
   Helmsley-Noyes Company, Inc.
   since prior to June 1990........     1990               3,000          (7)           --             --

RICHARD L. CRUESS, M.D.; 65;
   Professor of Surgery, Center for
   Medical Education; McGill
   University, Montreal, Quebec,
   Canada Dean, Faculty of
   Medicine, McGill University,
   Montreal, Quebec, Canada from
   prior to June 1990 to May 1995;
   Professor of Surgery and
   Chairman of the Division of
   Orthopedic Surgery, McGill
   University, Montreal, Canada
   since prior to June 1990;
   Orthopedic Surgeon-in-Charge,
   Royal Victoria Hospital,
   Montreal, Canada since prior to
   June 1990.......................     1977                 300          (7)               300          (7)

HENRY H. HOYT, JR.; 67;
   Chairman of the Board of
   Directors and Chief Executive
   Officer of the Company since
   prior to June 1990(2)(3)........     1955          11,886,509        35.38%       11,785,560        94.19%
                                                       (5)(6)                         (5)(6)

SCOTT C. HOYT; 42;
   Vice President, New Products,
   Carter Products Division ("CPD")
   since August 1993; Vice
   President, Personal Products
   Marketing, CPD since June 1991;
   Vice President, Market
   Development, CPD since prior to
   June 1991; Director, Marketing,
   Personal Products, CPD since
   prior to May 1990(3)............     1988          11,754,324(5)     34.98%       11,754,000(5)     93.94%

RALPH LEVINE; 59;
   Vice President, Secretary and
   General Counsel since prior to
   June 1990(2)....................     1990               3,000(8)       (7)           --             --

                                                           COMMON STOCK               CLASS B COMMON STOCK
                                                    --------------------------     --------------------------
                                                    SHARES OWNED                   SHARES OWNED
       NAME, AGE, PRINCIPAL          SERVED AS      BENEFICIALLY      PERCENT      BENEFICIALLY      PERCENT
       OCCUPATION AND OTHER          A DIRECTOR     ON THE RECORD        OF        ON THE RECORD        OF
            INFORMATION                SINCE            DATE          CLASS(1)         DATE          CLASS(1)
- -----------------------------------  ----------     -------------     --------     -------------     --------
HERBERT M. RINALDI; 66;
   Partner in the firm of Carella,
   Byrne, Bain, Gilfillan, Cecchi,
   Stewart & Olstein (attorneys)
   since prior to June 1990(4).....     1977               9,000          .03%          --             --

PAUL A. VETERI; 53;
   Vice President, Finance and
   Chief Financial Officer since
   prior to June 1990(2)...........     1990               5,700(9)       .02%          --             --

- ---------------

     (1) Computed on the basis of 33,600,414 shares of Common Stock and 12,512,858 shares of Class B Common Stock, as the case may be, outstanding on the Record Date, unless otherwise noted.

     (2) Member of the Executive Committee.

     (3) Scott C. Hoyt is the nephew of Henry H. Hoyt, Jr. There are no other family relationships among the directors and officers of the Company.

     (4) The firm Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein has performed legal services for the Company in the last fiscal year.

     (5) Includes 11,754,000 shares of Common Stock and 11,754,000 shares of Class B Common Stock, as the case may be, owned of record by CPI. For information with respect to the relationship of Messrs. Henry H. Hoyt, Jr. and Scott C. Hoyt to CPI, see "PRINCIPAL STOCKHOLDERS." Henry H. Hoyt, Jr., and Scott C. Hoyt disclaim that they are beneficial owners of the shares of Common Stock and of Class B Common Stock owned by CPI.

     (6) Includes 9,000 shares of Common Stock and 9,000 shares of Class B Common Stock, as the case may be, held in trust under the will of Kate Good Orcutt; Henry H. Hoyt, Jr. is a trustee and a beneficiary of the trust.

     (7) Less than .01%.

     (8) Does not include 45,768 shares of Common Stock awarded to Ralph Levine and 45,684 shares awarded to Paul A. Veteri under the Company's Restricted Stock Award Plan which have not been issued as of the date hereof and are subject to forfeiture under certain conditions.

     Directors will be elected by the affirmative vote of a majority of the shares entitled to vote in the election. Abstentions and broker non-votes will have the same effect as negative votes in the election.

                       BOARD OF DIRECTORS AND COMMITTEES

     In the fiscal year ended March 31, 1995, the Board of Directors held 11 meetings. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Nominating Committee and a Compensation Committee.

     The Audit Committee, composed of Herbert M. Rinaldi, Chairman, Richard L. Cruess, M.D. and David M. Baldwin, held 4 meetings in the fiscal year ended March 31, 1995. The Audit Committee meets with the Company's independent auditors, the Company's internal audit personnel and other corporate officers on matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of the Company's financial, accounting and operational controls and the scope of the audits of both the independent and internal auditors, and reviews and reports to the Board of Directors the results of such audits and its recommendations relating to the appointment of independent auditors, financial reporting and accounting practices and policies.

     The Nominating Committee, composed of David M. Baldwin, Chairman, Richard
L. Cruess, M.D. and Herbert M. Rinaldi met once in the fiscal year ended March 31, 1995. The Nominating Committee identifies and recommends candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Such nominations for directors to be elected at the 1996 Annual Meeting of Stockholders should be furnished in writing to the Secretary of the Company by February 15, 1996 and should indicate the nominee's name, age and business experience.

     The Compensation Committee, composed of Richard L. Cruess, M.D., Chairman, Herbert M. Rinaldi and David M. Baldwin, met once in the fiscal year ended March 31, 1995. The Compensation Committee is empowered to make recommendations to the Board with respect to base cash compensation for the two senior officers of the Company.

     All of the Company's directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The Summary Compensation Table shows certain information for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities during the fiscal years ended March 31, 1995, 1994 and 1993. The information includes the dollar value of base salaries, bonus awards and long-term incentive plan awards and payouts and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                              -----------------------------
                                          ANNUAL COMPENSATION                                      ALL
                               ------------------------------------------                         OTHER
           NAME AND            FISCAL                                          RESTRICTED      COMPENSATION
      PRINCIPAL POSITION        YEAR     SALARY     BONUS      OTHER(4)       STOCK AWARDS        (1)(4)
- ------------------------------ ------   --------   --------   -----------     ------------     ------------
Henry H. Hoyt, Jr.............  1995    $978,000   $550,200    $  80,662(3)           -0-        $ 40,752
Chairman of the Board,          1994     889,100    666,800       79,766              -0-          36,823
  Chief Executive Officer and   1993     808,300    687,100      100,808              -0-          25,432
  Director

Daniel J. Black...............  1995    $978,000   $550,200    $ 109,387(3)           -0-        $ 36,105
President, Chief Operating      1994     889,100    666,800      111,008              -0-          32,176
  Officer and Director          1993     808,300    687,100      128,780              -0-          20,784

Ralph Levine..................  1995    $448,800   $249,500    $  67,129(3)           -0-        $ 20,814
Vice President, Secretary,      1994     410,000    308,000       58,596              -0-          20,038
  General Counsel and Director  1993     343,750    280,000       87,434              -0-          16,790

Paul A. Veteri................  1995    $448,400   $249,500    $  64,064(3)           -0-        $ 16,362
Vice President, Finance,        1994     410,000    308,000       62,953              -0-          15,586
  Chief Financial Officer and   1993     340,100    280,000       57,228              -0-          12,302
  Director

Herbert Sosman................  1995    $437,400   $229,700    $  71,931(3)           -0-        $ 23,894
Vice President                  1994     405,000    283,500       67,962              -0-          22,881
  Pharmaceuticals               1993     375,000    262,500       66,058              -0-          19,469

- ---------------
     (1) Includes Company contributions vested pursuant to the Supplemental Retirement and Savings Plan and the Executive Pension Benefits Plan and Company paid premiums in connection with supplemental death benefit agreements with each executive officer. The vested contributions to the Supplemental Retirement and Savings Plan and the Executive Pension Benefits Plan for each executive officer for the fiscal year ended March 31, 1995 are as follows: Henry H. Hoyt, Jr.- $20,265; Daniel J. Black-$20,265; Ralph Levine-$8,976; Paul A. Veteri-$8,976;
and Herbert Sosman-$9,113. The premiums paid with respect to the supplemental death benefit agreement for each executive officer for the fiscal year ended March 31, 1995 are as follows: Henry H. Hoyt, Jr.-$20,487; Daniel J. Black-$15,840; Ralph Levine-$11,838; Paul A. Veteri-$7,386; and Herbert Sosman-$14,781.

     (2) Henry H. Hoyt, Jr. and Daniel J. Black each received awards of 166,566 shares on May 10, 1990 which vested on May 10, 1995. The market value of these shares was $1,998,792 on March 31, 1995. Ralph Levine received an award of 45,768 shares on November 22, 1990 which are scheduled to vest on November 22, 1995. The market value of these shares was $549,216 on March 31, 1995. Paul A. Veteri received an award of 45,684 shares on November 22, 1990 which are scheduled to vest on November 22, 1995. The market value of these shares was $548,208 on March 31, 1995. Herbert Sosman received an award of 55,113 shares on December 18, 1990 which are scheduled to vest on December 18, 1995. The market value of these shares was $661,356 on March 31, 1995.

     If there is a change in control of the Company, the shares shall become fully vested. Dividends accumulated since the date of grant are paid to the recipient of the award at vesting.

     (3) Included in this amount is $25,861, $45,741, $29,260, $24,334 and
$25,625 for Henry H. Hoyt, Jr., Daniel J. Black, Ralph Levine, Paul A. Veteri and Herbert Sosman, respectively related to withholding taxes paid by the Company on the employee's behalf.

                               PENSION PLAN TABLE

  COVERED      10 YEARS     20 YEARS     30 YEARS     40 YEARS
COMPENSATION   SERVICE      SERVICE      SERVICE       SERVICE
- -----------    --------     --------     --------     ---------
  $300,000       57,122      114,245      172,806       232,806
  $400,000       77,122      154,245      232,806       312,806
  $500,000       97,122      194,245      292,806       392,806
  $600,000      117,122      234,245      352,806       472,806
  $700,000      137,122      274,245      412,806       552,806
  $800,000      157,122      314,245      472,806       632,806
  $900,000      177,122      354,245      532,806       712,806
$1,000,000      197,122      394,245      592,806       792,806
$1,100,000      217,122      434,245      652,806       872,806
$1,200,000      237,122      474,245      712,806       952,806
$1,300,000      257,122      514,245      772,806     1,032,806
$1,400,000      277,122      554,245      832,806     1,112,806
$1,500,000      297,122      594,245      892,806     1,192,806
$1,600,000      317,122      634,245      952,806     1,272,806

     The Employees' Retirement Plan of Carter-Wallace, Inc. (the "Retirement Plan") is a noncontributory defined benefit plan. The Retirement Plan provides for a pension payable upon retirement at age 65 in an amount calculated on the basis of the number of years of credited service and the individual's average salary during the five consecutive highest paid years in the ten year period immediately preceding the individual's retirement date. Covered compensation does not include deferred compensation or other incentive compensation. The Retirement Plan permits early retirement and deferred retirement under specified conditions.

     The above table shows the estimated annual benefits payable on retirement to eligible employees, including officers and directors, under the Retirement Plan as in effect on March 31, 1995. Amounts shown are based on the assumptions that the Retirement Plan remains in effect without change, and that the individual receives a straight life benefit with no reduction to allow for payment to a surviving spouse, as is permitted by the Retirement Plan.

     The above computation of benefits assumes continued employment to age 65 and covered compensation as described above. Amounts shown are before applicable federal and state income taxes payable by the recipient and are net of a portion of applicable Social Security benefits received. The portion of the benefits accrued as of September 30, 1980 is subject to annual cost-of-living adjustments.

     Current covered remuneration and credited years of service for purposes of the Retirement Plan and the Executive Pension Benefits Plan (the "Executive Pension Plan") for each executive officer named in the Summary Compensation Table are $1,528,200 and 34 years for Daniel J. Black, $1,528,200 and 43 years for Henry H. Hoyt, Jr., $698,300 and 31 years for Ralph Levine, $698,300 and 18 years for Paul A. Veteri and $667,100 and 16 years for Herbert Sosman. Amounts payable under the Retirement Plan may not exceed the limitation imposed by
Section 415 of the Internal Revenue Code (currently $120,000, but subject to periodic cost-of-living adjustments, or the individual's average covered compensation for his three highest paid years, whichever is less) and the amount of credited compensation which may be taken into account in the computation of pension benefits may not exceed the amount permitted under Section 401(a)(17) of the Code (currently $150,000, subject to cost-of-living adjustments). Amounts shown in the above table include benefits in excess of such limitations that are payable under the Executive Pension Plan described below.

     The Executive Pension Plan is an unfunded plan which provides for the payment of vested pension benefits, which would otherwise be payable under the Retirement Plan but for the limitations of Sections 415 and 401(a)(17) of the Code and the exclusion from covered compensation of amounts deferred under the Executive Savings Plan, and which mitigates the reduction in retirement benefits of corporate officers who elect early retirement. Corporate officers' covered compensation used in calculating Executive Pension Plan benefits include accrued bonuses.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Mr. Black, Mr. Sosman, Mr. Levine and Mr. Veteri.

     Mr. Black's employment agreement, as amended from time to time, provides for his employment initially as President and Chief Operating Officer of the Company at a salary of not less than $1,056,300 per year for a period commencing April 24, 1992 and continuing for a period of five (5) years from December 31st of any year in which the Board of Directors desires to terminate Mr. Black's agreement, and requires the Company to pay the premium on a $500,000 insurance policy on Mr. Black's life and certain federal, state and city income taxes on such premium amount and taxes. The employment agreement provides for the Company to use its best efforts to cause Mr. Black to be elected a director of the Company.

     Mr. Sosman's employment agreement provides for his employment as a Vice President of the Company and President of the Company's Wallace Laboratories Division at a salary of not less than $347,200 per year and a bonus to be determined under the Company's Profit Sharing Plan for a five-year period commencing October 31, 1987, which has been extended by the Company for an additional five year period.

     Mr. Levine's employment agreement provides for his employment as Vice President, Secretary and General Counsel of the Company for a period commencing April 10, 1992 and terminating July 2, 2001. Mr. Veteri's employment agreement provides for his employment as Vice President, Finance of the Company for a period commencing April 10, 1992 and continuing for a period of five years from April 1st of any year in which the Board of Directors desires to terminate Mr. Veteri's agreement. The cash compensation received by Mr. Levine and Mr. Veteri pursuant to the employment agreements is included in the amounts disclosed in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

     Directors, other than those who are salaried employees of the Company, received an annual fee of $35,000 for serving on the Board of Directors and a fee of $500 for each meeting of the Audit Committee that they attended, but did not receive a fee for attendance at meetings of the Board of Directors or meetings of any committee other than the Audit Committee. Directors who are salaried employees of the Company received a fee of $250 for each meeting of the Board of Directors that they attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended March 31, 1995, the Compensation Committee of the Board of Directors of the Company consisted of Richard L. Cruess, M.D., Chairman, Herbert M. Rinaldi and David M. Baldwin. None of such persons was, during such fiscal year or formerly, an officer of the

Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, during the fiscal year ended March 31, 1995, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a Director or on the Compensation Committee of the Company.

REPORT ON EXECUTIVE COMPENSATION

General

     The Company's Compensation Committee, consisting of Messrs. Baldwin, Cruess and Rinaldi, non-employee Directors of the Company, approves of all policies governing the compensation of, and the amounts of compensation for, the company's Chief Executive Officer and its President and Chief Operating Officer. The form and amount of compensation of the Company's Chief Executive Officer and its President is then approved by the entire Board of Directors upon the recommendation of the Compensation Committee. The specific compensation of all other executive officers is recommended to the Board for its determination by the Company's Executive Committee. To that extent, this report of the Compensation Committee is also a report by the entire Board of Directors.

     The Company's compensation program for its executive officers consists of the following significant components: annually determined salary; annually determined bonus payments pursuant to the Company's Profit Sharing Plan; and periodic grants of restricted stock units. The elements of the Company's compensation are designed with different purposes in mind. Salary and bonus payments are primarily intended to compensate for current and past performance. The restricted stock units are awarded in an effort to provide a strong incentive for outstanding long term performance, and are forfeitable generally if the executive holding the units leaves the Company prior to five years from the date on which the restricted stock units were awarded or if such executive is terminated for cause. The awards of restricted stock units are directly tied to the interests of the Company's shareholders inasmuch as the value of the awards will increase or decrease based upon the future price of the Company's stock.

     In determining the amount and the form of the executive compensation package for 1995, the Compensation Committee and the Board (hereinafter referred to as the "Committee") considered the Company's overall performance over a number of years rather than considering any single year. The Committee also considered the objectives the Company desires to achieve in the future as well as the challenges with which the Company would be confronted. Given this overall view, the Committee considered several specific factors. They included continued efforts to develop and market new drugs, continued efforts to license the Company's products to others and continued efforts to upgrade the Company's management of its inventory and thus improve the Company's working capital and cash flow. However, in making the compensation determination, no specific weight was given to any one factor. Therefore, the compensation determination may be deemed to be subjective. The Company's Restricted Stock Plan was adopted in 1977. The Committee is of the view that it has been an effective long term incentive for the Company's officers. In 1995, however, additional grants were suspended under the plan. The Company has retained a compensation consultant to assist it in determining whether there is a more cost effective and efficient method of providing long term incentives for its executive officers which will also serve to align the interests of the Company's executive officers with that of its stockholders. The Company expects to receive a report from its consultant in the near future.

Chief Executive Officer Compensation

     The compensation of Henry H. Hoyt, Jr., the Company's Chief Executive Officer, in 1995 consisted of salary and bonus payments. In determining Mr. Hoyt's 1995 compensation, the Committee continued its practice of prior years and granted a merit increase in annual salary of 10% for members of the Company's Executive Committee, which includes Mr. Hoyt. The merit increase philosophy is to set consistent increases in compensation which will retain superior executives over a period of years, rather than have fluctuating increases varying with the annual performance of the Company.

     The Company believes it has had and continues to have an appropriate compensation program. Base salaries, adjusted in accordance with the Company's merit increase philosophy, together with short-term bonus orientation and emphasis on long-term equity-based incentives constitutes the crucial elements of the Company's compensation policy.

     Submitted by the Company's Board of Directors:

Daniel J. Black                    Scott C. Hoyt
David M. Baldwin                   Ralph Levine
Richard L. Cruess, M.D.            Herbert M. Rinaldi
Henry H. Hoyt, Jr.                 Paul A. Veteri


TAX DEDUCTION CONSIDERATIONS

     The Compensation Committee has reviewed the Company's compensation plans with respect to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993. Since the particular requirements of the Act applicable to elements of the Company's compensation plans have not yet been definitively determined and since the Committee believes that the requirements of the Act might effectively divest the Committee of the ability to exercise its discretion to act in the best interests of the stockholders in establishing compensation, the Compensation Committee has decided for the present not to alter the Company's compensation plans to attempt to meet the deductibility requirements. The Compensation Committee will revisit this issue and evaluate whether the compensation plans should be altered in the future to meet the deductibility requirements.

PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Wilshire 5000 Index and (ii) a peer group of seven companies within the Company's Standard Industry Codes (SIC) and with market capitalization similar to the Company.

     The Peer Group-Old consists of the following companies: A.L. Laboratories, Inc. (name changed to A.L. Pharma Inc. effective October 1994), Block Drug Company, Inc., Neutrogena Corporation, Helene Curtis Industries, Inc., McKesson Corporation, Ivax Corporation and St. Ives Laboratories. Neutrogena Corporation and McKesson Corporation were acquired by other corporations during the past year. They continued to be included in the Peer Group-Old until the last day they were publicly traded.

     The Peer Group-New consists of the same companies as the Peer Group-Old except that McKesson Corporation and Neutrogena Corporation were acquired by other corporations during the past year. These two companies have been replaced by Alberto-Culver Corporation and Del Laboratories, companies within the Company's Standard Industry Codes (SIC) and with market capitalization similar to the Company.

     Measurement Period              Carter-        New Peer       Old Peer       Wilshire
   (Fiscal Year Covered)             Wallace         Group          Group           5000
1990                                  100.0          100.0          100.0          100.0
1991                                  118.9          153.3          117.7          109.5
1992                                  185.6          201.4          150.5          121.1
1993                                  169.2          191.2          161.8          135.9
1994                                  128.9          155.8          160.2          136.3
1995                                   74.1          180.7          235.9          150.5

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors will recommend at the Meeting that a resolution be adopted approving and ratifying the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP to audit the financial statements of the Company and its subsidiaries for the current fiscal year. If the stockholders do not approve and ratify the appointment of KPMG Peat Marwick LLP as independent auditors, the Board of Directors will consider the selection of another accounting firm. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting, to have an opportunity to make a statement if he desires to do so and to be available to answer any questions relating to their audit of the financial statements of the Company for the fiscal year ended March 31, 1995. The fees paid by the Company and its subsidiaries for auditing services to this firm were approximately $810,000 for the fiscal year ended March 31, 1995. See "BOARD OF DIRECTORS AND COMMITTEES" for information concerning the Company's Audit Committee.

     MANAGEMENT RECOMMENDS A VOTE "FOR" THIS RESOLUTION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL WITH RESPECT TO CERTAIN ATTRIBUTES OF INDIVIDUALS TO BE DIRECTORS
OF THE COMPANY.

     Kenneth Steiner, who is the owner of record of 300 shares of Common Stock, has given notice that he intends to present the following resolution at the Meeting. The proposed resolution and supporting statement for which The Board of Directors and the Company accept no responsibility are as follows:

INDEPENDENT BOARD

     Whereas the Board of Directors is meant to be an independent body elected by shareholders charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies and is to be held to the highest standards of fiduciary care, duty and loyalty.

     Now therefore be it "resolved that the shareholders request that the Company's Board of Directors be comprised of a truly independent board, meaning that the majority of the Board will be non-family members and individuals who do not currently work or consult with the Company, have not been employed by the Company or have not consulted with the Company in the past."

SUPPORTING STATEMENT

     I believe that shareholders will be better served when the majority of the board is truly independent. Such independent individuals hopefully will bring true objectivity to serious issues facing our Company.

     As matters stand today the members of the Board of Directors are either family members, individuals who either are employed by, do work for, or have been employed by the Company in the past. There is an apparent conflict of interest each time matters concerning executive compensation policies, possible takeover offers and corporate governance issues arise. I am a founding member of the Investors Rights Association of America and I believe this is a matter that is urgent and must be presented to the shareholders for action.

     I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

     The affirmative vote of a majority of the votes present, in person or by proxy, at the Meeting is required to approve the above-described proposal. Abstentions and broker non-votes will have the same effect as a negative vote with respect to this matter.

                  BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     The Board of Directors believes that this proposal would not serve the Company's best interests and recommends a vote AGAINST it.

     The Company has consistently sought to add to its Board of Directors eminently qualified individuals whom the Company believes would provide substantial benefit and guidance to the Company. However, the Company finds this shareholder proposal to be unduly restrictive and wholly inappropriate.

     The proposal seeks to impose "independence" requirements that are broad and arbitrary. To restrict the election of any individual who has been "employed by the [C]ompany or has consulted with the [C]ompany in the past" is excessively broad. An individual who has been previously employed or engaged by the Company will not necessarily lack the independence and "true objectivity" discussed by the proponent in the supporting statement. Similarly, it cannot be assumed that a director who is currently employed by or consults with the Company will not act with objectivity or in the best interest of the shareholders. Individuals who have a financial stake in the Company are often well suited to protect and advance the interests of all shareholders. If the Board of Directors were to adopt the narrow concept of "independence" set forth in this shareholder proposal, it would be precluded from seeking as directors many persons who, through past or present employment or consulting relationships with the Company, are often the most knowledgeable and familiar with the Company and its operations and are, thus, in the best position to further the interests of the Company and its shareholders.

     Furthermore, the proposal places limitations on the election of individuals who have familial ties with members of the Company's management even though such ties would not necessarily undermine a person's independence or objectivity.

     The Board feels that this proposal too narrowly defines the concept of "independence" as it applies to Directors. The Company believes that it would be imprudent to adopt and apply the criteria as set forth in the proposal without evaluating the substance of each relationship in question and the overall qualifications of a Board nominee. This proposal restricts rather than enhances the Company's ability to locate the most qualified individuals to serve as directors. Shareholders ultimately decide on the composition of the Board, and any shareholder who feels that a particular nominee is not qualified to serve as a director by reason of lack of independence or objectivity is free to vote as he or she deems best. The shareholder proposal, if implemented, would merely limit the freedom of choice presently enjoyed by the Company's shareholders.

     For all of the foregoing reasons, the Board of Directors recommends a vote AGAINST this Proposal.

     PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE RESOLUTION UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                                 OTHER BUSINESS

     It is not intended to present to the Meeting any business other than the election of directors and the proposals referred to above. The Board of Directors is not aware of any other matters which may be presented for action at the Meeting. If any other matters should be presented, the persons named as proxies will vote on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the Company's 1996 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's executive offices, 1345 Avenue of the Americas, New York, New York 10105, not later than February 10, 1996 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy.

                                 MISCELLANEOUS

     The solicitation of proxies will be by mail and the cost will be borne by the Company. The Company will request banks, brokers and other nominees, custodians and fiduciaries to forward proxy material to beneficial owners and to seek authorization for the execution of proxies, and the Company will reimburse them for their expense in this connection.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1995 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST ADDRESSED TO RALPH LEVINE, SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, CARTER-WALLACE, INC., 1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                              RALPH LEVINE,
                                              Secretary
New York, New York
June 19, 1995

PROXY

                              CARTER-WALLACE, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 18, 1995
      HOTEL DUPONT, 11TH AND MARKET STREETS, WILMINGTON, DELAWARE 19801

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints HENRY H. HOYT, JR. and DANIEL J. BLACK, and either of them, as proxies with full power of substitution, to represent and to vote all shares of Stock of Carter-Wallace, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 18, 1995, and all adjournments thereof, as designated on the reverse side of this Proxy.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposals (1), (2) and AGAINST Proposal (3).

                      (Continued and to be dated and signed on the reverse side)

                             Carter-Wallace Inc.
                             P.O. Box 11068
                             New York, N.Y. 10203-0068



(1) Election of Directors:

    [ ] FOR, NOMINEES LISTED BELOW
    [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW
    [ ] EXCEPTIONS

    D.J. Black, D.M. Baldwin, R.L. Cruess, M.D., H.H. Hoyt,Jr., S.C. Hoyt, Jr.
    R. Levine, H.M. Rinaldi, P.A. Veteri

    (INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name on the line below.)

    Exception
             -------------------------------------------------------------------

(2) Proposal to ratify the appointment of KPMG Peat Marwick as independent auditors for the Company for the current fiscal year.

    [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

(4) Proposal made by stockholder relating to certain attributes of individuals to be directors of the Company.

    [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

    (Please sign exactly as name appears. If stock is registered in two names, both should sign.)

    Dated:                             , 1995
            ---------------------------
     Signed:
            ---------------------------------

            ---------------------------------

VOTES MUST BE INDICATED [X] IN BLUE OR BLACK INK.

SIGN, DATED AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.